EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Bausch & Lomb Incorporated on Form S-8 (Nos. 333-75920 and 333-18057) of our report dated June 28, 2007, relating to the financial statements of Bausch & Lomb 401(k) Account Plan, which appears in this Annual Report on Form 11-K.

Insero & Company CPAs, P.C.
Certified Public Accountants

Rochester, New York
June 28, 2007